Exhibit 99.1

China Green Agriculture, Inc. Reports the Financial Results for the First Quarter of Fiscal Year 2015 with
Revenue Meeting the Guidance and Net income Beating the Guidance, Provides Guidance of Revenue and Net
Income for the Second Quarter of Fiscal Year 2015,

and Confirms Guidance of Revenue and Net Income for Fiscal Year 2015

XI'AN, China, November 10, 2014 /PRNewswire-Asia-FirstCall/ --

•	First Quarter of FY 2015 net sales increased 2.0% to $51.3 million; net income decreased 22.0% to $8.1 million with EPS of $0.25. The revenues met the previously disclosed guidance of $50.7 to $54.3 million, net income beat the previously disclosed guidance of $5.9 to $7.8 million by 0.3 million, and EPS beat the previously disclosed guidance of $0.18 to $0.24 by $0.01 per share.

•	The Company Provided Second Quarter of Fiscal Year 2015 Guidance Range: Revenue, Net Income and EPS of between $49 million and $53 million, $3 million and $6 million, and EPS of $0.07 and $ 0.17 based on 35.2 million fully diluted shares, respectively.

•	The Company Confirmed Guidance Range of Fiscal Year 2015 as the following: Revenue, Net Income of between $255 million and $269 million, $26 million and $35 million. Updated EPS of $0.74 and $1.0 based on 35.2 million fully diluted shares, respectively.

China Green Agriculture, Inc. (NYSE: CGA; "China Green Agriculture" or the "Company"), a company mainly produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its subsidiaries in China, today announced its financial results for the quarter ended September 30, 2014.

Financial Summary

First Quarter 2015 Results (USD)
(three months ended September 30, 2014)

	Q1 FY2015	Q1 FY2014	CHANGE (%)
Net Sales	$51.3 million	$50.3 million	2.0%
Gross Profit	$24.7 million	$22.5 million	9.8%
Net Income	$8.1 million	$10.4 million	(22.0)%
EPS (Diluted)	$0.25	$0.35	(27.8)%
Weighted Average Shares Outstanding (Diluted)	$32.4 million	$30.0 million	8.0%

“We are very pleased with our performance of business operation, generating $8.1 million net income in the first quarter ended September 30, 2014," said Mr. Li Tao, Chairman and Chief Executive Officer of China Green Agriculture." Looking ahead to the second quarter of fiscal year 2015, we expect net sales of $49 to $53 million, net income of $3 to $6 million, and EPS of $0.07 to $ 0.17 based on 35.2 million fully diluted weighted average shares outstanding for the second quarter ended December 31, 2014. We are confident in achieving our target for the second quarter of fiscal year 2015. "

The First Three Months of FY2015 Results of Operations

Total net sales for the three months ended September 30, 2014 were $51,301,790, an increase of $998,443, or 2.0%, from $50,303,347 for the three months ended September 30, 2013. This increase was due to an increase in Jinong’s net sales offset by a decrease in Gufeng’s net sales.

For the three months ended September 30, 2014, Jinong’s net sales increased $2,702,163, or 8.5%, to $34,464,165 from $31,762,002 for the three months ended September 30, 2013. This increase was mainly attributable to Jinong’s latest implementation of the sales strategy that focus on promoting the sales of high-margin liquid fertilizer despite the decrease in Jinong’s sales volume during the last three months.

For the three months ended September 30, 2014, net sales at Gufeng were $15,986,074, a decrease of $1,770,008 or 10.0% from $17,756,082 for the three months ended September 30, 2013. The decrease was mainly attributable the delayed fertilization time due to climatic impact compared to the same period in the last year.

For the three months ended September 30, 2014, Yuxing’s net sales were $851,551, an increase of $66,288 or 8.4%, from $785,263 during the three months ended September 30, 2013. The increase was mainly attributable to the increased in sales demand of Yuxing’s top-grade flowers.

Total cost of goods sold for the three months ended September 30, 2014 was $26,628,356, a decrease of $1,205,303, or 4.3%, from $27,833,659 for the three months ended September 30, 2013. This decrease was mainly due to the 10.0% decrease in Gufeng’s net sales.

Cost of goods sold by Jinong for the three months ended September 30, 2014 was $13,380,623, a decrease of $589,208, or 4.2%, from $13,969,831 for the three months ended September 30, 2013. The decrease was primarily attributable to lower product costs for the mix of products being sold.

Cost of goods sold by Gufeng for the three months ended September 30, 2014 was $12,599,185, a decrease of $610,447, or 4.6%, from $13,209,632 for the three months ended September 30, 2013 as a result of the reduction in net sales.

For three months ended September 30, 2014, cost of goods sold by Yuxing was $648,548, a decrease of $5,648, or 0.9%, from $654,196 for the three months ended September 30, 2013. The decrease is not significant.

Total gross profit for the three months ended September 30, 2014 increased by $2,203,746 to $24,673,434, as compared to $22,469,688 for the three months ended September 30, 2013. Gross profit margin was 48.1% and 44.7% for the three months ended September 30, 2014 and 2013, respectively.

Gross profit generated by Jinong increased by $3,291,371, or 18.5%, to $21,083,542 for the three months ended September 30, 2014 from $17,792,171 for the three months ended September 30, 2013. Gross profit margin from Jinong’s sales was approximately 61.2% and 56.0% for the three months ended September 30, 2014 and 2013, respectively. The increase in gross profit margin was mainly due to the increased weight for higher-margin products sales in Jinong’s total sales due to Jinong’s sales strategy. Jinong has adjusted its production process to focus on producing the high-margin liquid fertilizer during the last three months.

For the three months ended September 30, 2014, gross profit generated by Gufeng was $3,386,889, a decrease of $1,159,561, or 25.5%, from $4,546,450 for the three months ended September 30, 2013. Gross profit margin from Gufeng’s sales was approximately 21.2% and 25.6% for the three months ended September 30, 2014 and 2013, respectively. The decrease in gross profit percentage was mainly due to the increased weight for lower-margin products sales in Gufeng’s total sales answering to market demand.

For the three months ended September 30, 2014, gross profit generated by Yuxing was $203,003, an increase of $71,936, or 54.9% from $131,067 for the three months ended September 30, 2013.  The gross profit margin was approximately 23.8% and 16.7% for the three months ended September 30, 2014 and 2013, respectively. The increase in gross profit percentage was mainly due to the rising price for flowers during the three months ended September 30, 2014, comparing to the same period of 2013.

Our selling expenses consisted primarily of amortization of our deferred assets, salaries of sales personnel, advertising and promotion expenses, freight-out costs and related compensation. Selling expenses were $11,066,721, or 21.6%, of net sales for the three months ended September 30, 2014, as compared to 5,796,190 or 11.5% of net sales for the three months ended September 30, 2013, an increase of $5,270,531, or 90.9%. The selling expenses of Gufeng were $185,978 or 1.20% of Gufeng’s net sales for the three months ended September 30, 2014, as compared to $154,010, or 0.9% of Gufeng’s net sales for the three months ended September 30, 2013. The selling expenses of Jinong for the three months ended September 30, 2014 were $10,873,605 or 31.6% of Jinong’s net sales, as compared to selling expenses of $5,629,531, or 17.7% of Jinong’s net sales for the three months ended September 30, 2013. Most of this increase in Jinong’s selling expenses was due to the amortization of $10,331,084 of the deferred tax assets for the three months ended September 30, 2014 related to our business strategy implemented since the first quarter of fiscal year of 2014 that assists distributors in certain marketing efforts and develops standard stores to expand our competitive advantages and market shares.

General and administrative expenses consisted primarily of related salaries, rental expenses, business development, depreciation and travel expenses incurred by our general and administrative departments and legal and professional expenses including expenses incurred and accrued for certain litigations. General and administrative expenses were $3,119,632, or 6.1% of net sales for the three months ended September 30, 2014, as compared to $3,339,776, or 6.6%, of net sales for the three months ended September 30, 2013, a decrease of $220,144, or 6.6%. The decrease in general and administrative expenses was mainly due to the related expenses in the stock compensation awarded to the employees which amounted to $1,420,720 for the three months ended September 30, 2014 as compared to $1,984,494 for the three months ended September 30, 2013.

Net income for the three months ended September 30, 2014 was $8,099,082, a decrease of $2,279,375, or 22.0%, compared to $10,378,457 for the three months ended September 30, 2013. The decrease was attributable to the increase in selling expenses offset by an increase in our gross margin. Net income as a percentage of total net sales was approximately 15.8% and 20.6% for the three months ended September 30, 2014 and 2013, respectively.

Financial Condition

As of September 30, 2014, cash and cash equivalents were $41.1 million, an increase of $14.2 million, or 52.9%, from $26.9 million as of June 30, 2014. Net cash used in financing activities for the three months ended September 30, 2014 was $654,550, a decrease of $917,350 or 349.1% from cash provided by financing activities of $262,800 for the three months ended September 30, 2013. Company had $ 22.9 million in short-term loans as of September 30, 2014, a decrease of $1.1 million, as compared to $24.0 million in short-term loans as of June 30, 2014. We had accounts receivable of $75,058,824 as of September 30, 2014, as compared to $88,781,608 as of June 30, 2014, a decrease of $13,722,784 or 15.5%.

Second Quarter and Fiscal Year 2015 Guidance

For the second quarter ending December 31, 2014, management expects net sales of $49 to $53 million, net income of $3 to $6 million, and EPS of $0.07 to $0.17 based on 32.5 million fully diluted shares. For the Fiscal Year 2015, management confirmed net sales of $255 million to $269 million, net income of $26 million to $35 million, updated EPS of $1.0 and $0.74 based on 35.2 million fully diluted shares.

Conference Call

The Company will hold a conference call at 7:30 a.m. ET on Monday, November 10, 2014. Any interested participants are welcome to join in the call by following the dial-in details as set out below. When prompted by the operator, please indicate "China Green Agriculture's First Quarter Fiscal Year 2015 Financial Results" to join the call.

Event:	CGA First Quarter Fiscal Year Q1FY2015 Conference Call
Date:	November 10, 2014
Time:	7:30 a.m. ET
US Dial In:	1-888-346-8982
Int'l Dial In:	1-412-902-4272
Hong Kong-Local Toll	852-301-84992
Beijing-Local Toll	86-105-357-3132
China Toll Free	4001-201203
Hong Kong Toll Free	800-905945

The replay will be available 1 hour after the end of the conference.

Teleconference Replay Available Until: November 17, 2014.To access the replay, please dial any of the following numbers:

US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Canada Toll Free:	855-669-9658
Replay Access Code:	10056066

About China Green Agriculture, Inc.

The Company produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its wholly-owned subsidiaries, i.e.: Jinong, Gufeng and a variable interest entity, Xi'an Hu County Yuxing Agriculture Technology Development Co., Ltd. ("Yuxing"). Jinong produced and sold 125 different kinds of fertilizer products as of September 30, 2014, all of which are certified by the government of the People’s Republic of China (the “PRC”) as Green Food Production Materials, as stated by the China Green Food Development Center. Jinong currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 27 provinces, four autonomous regions, and three central-government-controlled municipalities in the PRC. Jinong had 961 distributors in the PRC as of September 30, 2014. Gufeng, and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd., are Beijing-based producers of compound fertilizers, blended fertilizers, organic compound fertilizers, and mixed organic-inorganic compound fertilizers. As of September 30, 2014, Gufeng produced and sold 331 different kinds of fertilizer products, and had 268 distributors in the PRC. For more information, visit http://www.cgagri.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic, business and environment conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, the execution of its ten-year growth plan, a satisfactory conclusion of the pending securities class action litigation and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulations.

For more information, please contact:

China Green Agriculture, Inc.

Mr. Ran Liu (English and Chinese)

Tel: +86-29-88266383

Email: liuran@cgagri.com

SOURCE China Green Agriculture, Inc.